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                                                            EXHIBIT 10.2

                            [JENNY CRAIG LETTERHEAD]

December 1, 1999

Mr. Duayne Weinger
6009 San Elijo
Rancho Santa Fe, CA 92067
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Dear Duayne:

This letter will formalize our employment offer to you as Chief Administrative Officer of Jenny Craig, Inc. (the "Company"). While your duties will involve the broad spectrum of the Company's business, the following is an outline of the specific responsibilities you will assume upon your accepting your new position:

1.   The term of this contract will concentrate December 1, 1999.

2. During the first six (6) months of your employment (the "Initial Term"), your position will be Chief Administrative Officer.

3. During the Initial Term, your duties shall be to assist the Chairman of the Board/CEO in overseeing all aspects of the Company's operations, including oversight over Centre Services, Finance, Information Services and Human Resources, and carrying out all other business of the Company as necessary or as directed by the Chairman of the Board/CEO or the Board of Directors.

4. Following the Initial Term, your employment shall continue provided that the Company and you mutually agree in writing to continue or to change your position and responsibilities.

5. Your compensation during the Initial Term will be thirty thousand dollars ($30,000) per month payable on a bi-monthly basis. You will also become eligible to participate in any executive incentive plans that may exist from time-to-time for senior executives. After the Initial Period, your compensation will be as agreed to in writing between the Company and you.

6. You will receive an option to purchase five hundred thousand (500,000) shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment as Chief Administrative Officer. The vesting period for options will be over a three (3) year period
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     in three (3) equal annual installments of thirty-three and one-third percent (33.3%), the first of which will vest on the first anniversary of your employment with the Company.

7. Upon joining the Company, you will be afforded the same fringe benefit opportunities as other senior executives of the Company.

8.   a.   If the Company and you choose to continue your employment after the expiration of the Initial Period, the Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If after the Initial Period your employment is terminated by the Company without cause or by you within ninety (90) days following a change of control of the Company, you will receive a severance payment equal to your then current annual salary payable in twelve (12) equal monthly installments (the "Severance Payments"). If your employment is terminated, all compensation, benefits and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the Severance Payments described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

     b. The Severance Payments described in Paragraph 8(a) shall be paid in consideration of your execution of an agreement and general release in such form as is acceptable to the Company, in which, among other things, you release and discharge the Company from all claims and liabilities relating to your employment with the Company and/or the termination of your employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable. You will be entitled to receive the Severance Payments described in Paragraph 8(a), above, only after the agreement and general release has been signed and delivered, and the time for you to revoke the agreement and general release, if any, has expired.

9. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which related to the operations, business or affairs of the Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor, or otherwise retained by the Company; or (b) induce any person or entity to leave his employment with the Company, terminate an
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     independent contractor relationship with the Company or terminate or reduce any contractual relationship with the Company.

10. Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service then in effect and with discovery permitted by both parties in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California, or any successor thereto, subject to such modification as may be directed by the arbitrator. The award of the arbitrator(s) shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

Duayne, we are looking forward to your joining us as our Chief Administrative Officer and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.


Warm regards,

/s/ SIDNEY H. CRAIG

Sidney H. Craig
Chairman & CEO


                                        Accepted and Agreed:

                                        /s/ DUAYNE WEINGER          12/1/99
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                                        Signature                   Date